UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
☒  Preliminary Information Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☐  Definitive Information Statement

INTERPHARM HOLDINGS, INC.
(Name of the Registrant as Specified in its Charter)

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INFORMATION STATEMENT

June       , 2006

INTERPHARM HOLDINGS, INC.

GENERAL

This Information Statement is being distributed pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to the holders of record at the close of business on May 25, 2006 (the “Record Date") of the Common Stock, par value $.01 per share ("Common Stock"), of Interpharm Holdings, Inc., a Delaware corporation (the "Company"), as well as the holders of record on the Record Date of the following series of the Company’s Preferred Stock: the Series A 10% Cumulative Convertible Preferred Stock, par value $.01 per share (“Series A Preferred”); the Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Preferred”); and the Series C Convertible Preferred Stock, par value $.01 per share (the “Series C Preferred”). The Information Statement informs stockholders of actions to approve the following amendments to the Certificate of Incorporation of the Company (the “Charter Amendments”) taken and approved on May 25, 2006 by the holders of (a) voting stock of the Company holding shares entitling such holders to cast more than a majority of the votes entitled to be cast with respect to such actions, (b) a majority of the outstanding shares of Series A Preferred and (c) more than two-thirds of the outstanding shares of Series B:

•	to increase the authorized number of shares of Common Stock from 70 million to 150 million;

•
to amend the powers, designation, preferences and rights of the Series A Preferred to provide that immediately upon filing of a Certificate of Amendment of the Certificate of Incorporation of the Company regarding such matter, each outstanding share of Series A Preferred shall be automatically converted into two shares of Common Stock; and

•
to amend the powers, designation, preferences and rights of the Series B Preferred to provide that immediately upon the filing of a Certificate of Amendment of the Certificate of Incorporation of the Company regarding such matter, each outstanding share of Series B Preferred shall be automatically converted into one share of Common Stock.

A copy of the Written Consent of Stockholders approving the foregoing actions is attached to this Information Statement as Exhibit A.

The Amendments will not become effective until the filing with the Office of the Secretary of State of Delaware of a Certificate of Amendment to the Company’s Certificate of Incorporation at least 20 days after the date of the mailing of this Information Statement to the Company’s stockholders. Instead of a Certificate of Amendment to the Certificate of Incorporation, the Company may file an Amended and Restated Certificate of Incorporation which will include the Amendments and, in addition, eliminate from the Company’s Certificate of Incorporation all matters relating to the Series A Preferred, Series B Preferred and certain other series of the Company’s preferred stock which have been previously designated, but of which no shares shall then be outstanding.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Record Date; Outstanding Shares; Votes Approving Amendments

As of the record date of May 25, 2006, the number of shares of each class of the Company’s voting stock outstanding was as follows:

o	63,837,482 shares of Common Stock,

o	7,611 shares of Series A Preferred,

o	1,458 shares of Series B Preferred, and

o	279,208 shares of Series C Preferred.

Each share of our Common Stock, Series A Preferred, Series B Preferred and Series C Preferred is entitled to one vote on all matters and votes together with all other classes of our stock as a single class, except that the Certificate of Powers, Designation, Preferences and Rights of the Series B Preferred provides that the approval of the holders of at least two-thirds of the outstanding shares of Series B Preferred, voting as a separate class, is necessary to among other things, alter, or change any of the powers, preferences, privileges or rights of the Series B Preferred and the Certificate of Powers, Designations, Preferences and Rights of the Series A Preferred provides that the approval of the holders of a majority of the outstanding shares of Series A, voting separately as a class, is required to approve any amendment of the provisions of the Company’s Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series A. In addition, Section 242 of the Delaware General Corporation Law requires that the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment to the Certificate of Incorporation, if the amendment would alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

The holders of the number of shares of the class or series of the Company’s stock set forth below have signed written consents approving the Charter Amendments.

Class or Series	Votes Approving Amendments	Total Outstanding Shares of Such Class or Series	Percentage of Total Shares of Such Class or Series Approving Amendments
Common Stock	50,074,605	63,774,494	78.5%
Series A Preferred	3,875	7,611	50.9%
Series B Preferred	1,458	1,458	100%

Based on the foregoing, the requisite votes to approve the Amendments of the holders of each class or series of the Company’s stock entitled to vote on such Amendments, voting as separate classes as well as voting together as a single class, have been obtained.

Introduction

On May 30, 2003, the Company effected a reverse merger transaction with Interpharm, Inc., its present wholly owned subsidiary. Prior to the reverse merger, at various points during the Company’s history, it had issued various series of preferred stock. Of those preferred series, five currently remain outstanding: Series A Stock, Series B Stock, Series C Stock, Series A-1 Convertible Preferred Stock and Series B-1 Convertible Preferred Stock. Of those remaining series of preferred stock, the Series A Stock and Series B Stock have various designations, preferences and rights which are, by their terms, superior to any later issued series of preferred stock and are therefore, an impediment to the Company raising necessary equity capital. Specifically, the Series A Preferred and Series B Preferred have a liquidation preference superior to other series of preferred stock and the Series A Preferred also has a preference with respect to payment of dividend payments over other securities of the Company, to the extent such dividends are declared by the Company’s Board of Directors.

On May 15, 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Tullis-Dickerson Capital Focus III, L.P. (the “Buyer”), which it closed on May 26, 2006. Under the Agreement, the Company issued and sold to the Buyer, and the Buyer purchased from the Company, for a purchase price of $10 million, an aggregate of 10,000 shares of a newly designated series of the Company’s preferred stock (the “Series B-1 Stock”), together with 2,281,914 warrants to purchase shares of common stock of the Company with an exercise price of $1.639 per share. The warrants have a five year term. A copy of the Agreement is annexed to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2006.

One of the conditions of the Agreement is that the outstanding shares of Series A Preferred and Series B Preferred be converted into the Company’s Common Stock. Therefore, the Company obtained the consent of the sole holder of the Series B Preferred and the holder of a majority of the Series A Preferred to make all of the Series A Preferred and Series B Preferred immediately convertible into the Company’s Common Stock.

Another condition of the Agreement is that the Company increase its authorized common share capital to 150,000,000 shares. An increase in the Company’s authorized common share capital is necessary because the Company’s current authorized common share capital of 70,000,000 shares will be insufficient under the terms of the Agreement because:

1.	As a result of the conversion of the Series K Convertible Preferred Stock in connection with closing of the Agreement, the Company currently has 63,837,482 shares of Common Stock outstanding;

2.
The Company currently has options and warrants to purchase an aggregate of 15,073,784 of Common Stock outstanding, including warrants to purchase an agreegate of 2,281,914 shares issued to the Buyer under the Agreement

3.
The Series B-1 Stock and warrants sold to the Buyer are convertible and/or exercisable for approximately 8,816,856 shares of common stock.  In the event that an additional $5 million is invested under the Agreement at a second closing the additional B-15 Stock which would be issued at the second closing would be convertible into or exercisable for an additional 4,408,428 shares of common stock; and

4.	Pursuant to the Agreement and the agreed upon terms for the Series B-1 Stock, the Company may, at its option, pay the dividends on the Series B-1 Stock in common stock.

THE CHARTER AMENDMENTS

Reasons for the Charter Amendment to Increase the Authorized Shares of Common Stock

The amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 70 million to 150 million shares is being effected so that there will be a sufficient number of authorized, but unissued shares of Common Stock of the Company: (i) to issue upon the conversion of all of the Series B-1 Convertible Preferred Stock and the exercise of Warrants issued to the Investors pursuant to the Agreement; (ii) to issue in payment of dividends on the Series B-1 Stock; (iii) to issue upon conversion of the Series A Preferred and the Series B Preferred; and (iv) for other corporate purposes of the Company, including to have authorized shares of Common Stock available to meet future commitments or financing.  Other than for purposes specifically described in this Information Statement, the Company does not currently have any plans to issue additional shares of its common stock.

The increase in authorized shares of Common Stock will not have any immediate effect on the rights of existing stockholders. However, our Board of Directors will have the authority to issue authorized shares without requiring future stockholder approval of such issuances, except as may be required by our amended Certificate of Incorporation and applicable law and regulations. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to the Company’s existing stockholders. The holders of Common Stock have no preemptive rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future.

The increase in the authorized number of shares and the subsequent issuance of such shares could have the effect of delaying or preventing any change in control of the Company without further action by the stockholders. Authorized and unissued shares could (within the limits imposed by applicable law) be issued in one or more transactions that would make any change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us. Our Board of Directors are not aware of any attempt to take control of us and have not presented this proposal with the intention that the increase in the authorized shares of common stock be used as a type of anti-takeover device.

Reasons for the Charter Amendments to Provide for Automatic Conversion of Series A Preferred and Series B Preferred into Common Stock

The Company believes that it is in the best interests of the Company and the holders of the Series A Preferred and the Series B Preferred to provide for the conversion of all outstanding shares of each of such series into Common Stock and to eliminate such series of preferred stock from the authorized capital stock of the Company.

The following is a summary of the designations, preferences and rights of the Series A Preferred and Series B Preferred, which is qualified, in its entirety, by the Certificates of Powers, Designations, Preferences and Rights for the Series A Preferred and Series B Preferred. Such summary gives effect to certain adjustments made in connection with a 1 for 10 reverse stock split of the Series A Preferred effected in September 1994.

Series A Preferred

-	Title. Series A 10% Cumulative Convertible Preferred Stock, $.01 par value.

-
Voting. The Series A Preferred is entitled to one vote per share, voting together as a class with the holders of our Common Stock; provided, however, that. The Company may not without the affirmative consent of the holders of a majority of the outstanding shares of Series A Preferred, voting separately as a class, amend any of the provisions of the Company’s Certificate of Incorporation so as to adversely affect the powers, preferences or special rights of the shares of the Series A Preferred or merge or consolidate with or into any other corporation if such merger or consolidation would adversely affect the powers, preferences or rights of the shares of the Series A Preferred.

-
Liquidation Preference. For each share of Series A Preferred, an amount equal to $100 plus all accrued and unpaid dividends on the Series A Preferred (which amount is currently approximately $110 per share) must be paid to holders of Series A Preferred before any payments or distributions are made on any shares of the Company’s stock ranking junior to the Series A Preferred on liquidation.

-
Dividend Rights. Cumulative cash dividends at an annual rate of $10 shall accrue on February 10 of each year whether or not declared, and are not paid unless and until declared by the Company’s Board of Directors. The dividends have not been declared or paid since 1994. If accrued dividends with respect to any previous dividend period have not been paid on, and set apart for all shares of Series A Preferred at the time outstanding, the deficiency shall be fully paid on, declared and set apart for such shares of Series A Preferred before any distribution is made on any shares of the Company’s stock ranking junior to the Series A Preferred as to dividends.

-
Redemption Provisions. The Company has the right to redeem all or a portion of the outstanding shares of Series A Preferred for $100 per share plus all accrued and unpaid dividends on the Series A Preferred (which amount is currently approximately $110 per share) if either (a) the closing price of the Common Stock equals or exceeds $120.00 for twenty consecutive trading days within 30 days of the date the Company sends a notice of redemption or (b) less than 40,000 shares of Series A Preferred are outstanding when the notice of redemption is given.

-	Amount Authorized. 29,233 shares.

-	Amount Outstanding. 7,611

-
Conversion. Each share of Series A Preferred is convertible at the option of the holder into shares of Common Stock at the conversion rate in effect at the time the holder elects to convert. The conversion rate is subject to adjustment upon the occurrence of certain events, including, among other things, subdivisions or combinations of the Company’s Common Stock, the payment by the Company of stock dividends on the Common Stock, and the issuance of shares of Common Stock for a consideration below an amount calculated under a formula. As of June 2, 2006 the conversion rate was approximately 1.6 shares of Common Stock for each share of Series A Preferred.

Series B Preferred

-	Title. Series B Convertible Preferred Stock, $.01 par value.

-
Voting and Consent Rights. The Series B Preferred is entitled to one vote per share, voting together as a class with the holders of our Series A Preferred and Common Stock; provided, however, that the Company may not without the affirmative consent of the holders of a majority of the outstanding shares of Series B Preferred, voting separately as a class, amend any of the provisions of the Company’s Certificate of Incorporation so as to adversely affect the powers, preferences or special rights of the shares of the Series B Preferred. In addition, so long as the Series B Preferred is outstanding, without the written consent of the holders of at least two-thirds of the outstanding shares of the Series B Preferred, voting separately as a class, the Company may not (a) alter or change any of the powers, preferences, privileges or rights of the Series B Preferred, (b) amend the provisions of the certificate of designations of the Series B Preferred relating to this consent right, (c) create any new class or series of shares having preferences prior to or on a parity with the Series B Preferred as to dividends or assets or (d) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of its assets, (e) merge or consolidate with or into another corporation, except a wholly owned subsidiary of the Company, (f) issue any shares of Common Stock or securities convertible into or exercisable for Common Stock, (g) avoid or seek to avoid the performance of any of the terms to be performed or observed by the Company under the certificate of designations of the Series B Preferred.

-
Liquidation Preference. For each share of Series B Preferred, an amount equal to $1.00 must be paid to holders of Series A Preferred before any payments or distributions are made on any shares of the Company’s stock ranking junior to the Series B Preferred on liquidation.

-	Dividend Rights. None.

-	Redemption Provisions. Neither the Company nor any holder of shares of Series B Preferred has the right to redeem pr cause the redemption of shares of Series B Preferred

-	Amount Authorized. 12,704

-	Amount Outstanding. 1,458

-	Conversion. Each share of Series A Preferred is convertible at the option of the holder into one share of Common Stock.

Absence of Dissenters’ Rights of Appraisal

Neither the approval of, or making of, the Charter Amendments provides to any stockholder any right to dissent and obtain appraisal of or payment for such stockholder's shares under the Delaware General Corporation Law or the Certificate of Incorporation or the Bylaws of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth as of June 6, 2006, certain information with respect to the beneficial ownership of our voting securities by (i) any person known by the Company to be the beneficial owner of more than 5% of our voting securities, (ii) each director of the Company, (iii) The Chief Executive Officer and each of the Company four most highly compensated executive officers other than the chief executive officer who were serving as executive officers as of June 30, 2005 and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Maganlal K. Sutaria	Common Stock	643,500 (2)	1.00%
75 Adams Avenue
Hauppauge, NY 11788

Rajs Holdings I, LLC(3)	Common Stock	15,526,100 (3)	24.34%
75 Adams Avenue
Hauppauge, NY 11788

Bhupatlal K. Sutaria	Common Stock	404,000 (4)	*
75 Adams Avenue
Hauppauge, NY 11788

Rametra Holdings I, LLC	Common Stock	8,014,930 (5)	12.57%
75 Adams Avenue
Hauppauge, NY 11788

David Reback	Common Stock	25,773 (6)	*
75 Adams Avenue
Hauppauge, NY 11788

Stewart Benjamin	Common Stock	17,273 (7)	*
75 Adams Avenue
Hauppauge, NY 11788

Ravis Holdings I, LLC	Common Stock	10,518,645 (8)	16.49%
75 Adams Avenue
Hauppauge, NY 11788

Perry Sutaria	Common Stock	44,093,771 (9)	69.13%
75 Adams Avenue
Hauppauge, NY 11788

Kennith Johnson	Common Stock	27,500	*
75 Adams Avenue
Hauppauge, NY 11788

Cameron Reid	Common Stock	3,000,000 (10)	4.49%
75 Adams Avenue
Hauppauge, NY 11788

George Aronson	Common Stock	306,250 (11)	*
75 Adams Avenue
Hauppauge, NY 11788

P&K Holdings, LLC	Common Stock	8,014,930 (12)	12.57%
75 Adams Avenue
Hauppauge, NY 11788

Richard S. Miller	Common Stock	0	*
75 Adams Avenue
Hauppauge, NY 11788

All Directors and	Common Stock	7,052,576(13)	10.27%
Officers as a
Group (9 persons)

* Less than 1%

(1) Computed based upon a total of 63,837,482 shares of common stock outstanding as of June 6, 2006 and 7,438 shares of common stock into which the shares of Series, A, B and C Preferred Stock of the Company outstanding as of June 6, 2006 are convertible.

(2) The foregoing figure reflects the ownership of 43,500 shares of common stock and vested options to acquire 600,000 shares. It does not include non-vested options to acquire 600,000 shares of common stock, 350,000 options held by his spouse and 1,873,900 shares of Series A-1 Preferred Stock held by an annuity he controls.

(3) Raj Sutaria is the sole member of Rajs Holdings I, LLC. The sole manager of Rajs Holdings I, LLC is Perry Sutaria.

(4) The foregoing figure includes vested options to acquire 400,000 shares, but does not include non-vested options to acquire 400,000 shares of common stock and 400,000 options held by his spouse.

(5) Mona Rametra is the sole member of Rametra Holdings I, LLC. The sole manager of Rametra Holdings I, LLC is Perry Sutaria.

(6) The foregoing figure includes vested options to acquire 24,773, but excludes non-vested options to acquire 227 shares of common stock.

(7) The foregoing figure includes 17,273 shares of common stock which may be acquired upon exercise of currently exercisable options and excludes non-vested options to acquire an additional 2,727 shares of common stock.

(8) Ravi Sutaria is the sole member of Ravis Holdings I, LLC. The sole manager of Ravis Holdings I, LLC is Perry Sutaria.

(9) Includes an aggregate of 42,074,605 shares of common stock owned directly by the following New York limited liability companies of which Perry Sutaria is the sole manager: P&K Holdings, LLC; Rajs Holdings I, LLC; Ravis Holdings I, LLC; and Rametra Holdings I, LLC. Does not include his beneficial interest in Series A-1 Preferred Stock held by a trust of which he is a beneficiary.

(10) The foregoing figure includes options to purchase 3,000,000 shares of common stock.

(11) The foregoing figure includes vested options to acquire 306,250 shares, but excludes non-vested options to acquire 93,750 shares of common stock which are subject to several performance criteria.

(12) Perry Sutaria is the sole member and manager of P&K Holdings, LLC.

(13) The foregoing figure includes vested options to acquire an aggregate of 4,820,796 shares, but does not include non-vested options to acquire an aggregate of 1,671,704 shares of common stock, 400,000 options held by the spouse of one executive officer and 1,873,900 shares of Series A-1 Preferred Stock held by an annuity controlled by one director.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Prior to their signing written consents approving the Charter Amendments the Board of Directors of the Company recommended to each of the stockholders who signed such consents that the Charter Amendments be approved.

By order of the Board of Directors
June , 2006

/s/ Mary Demaio
Secretary

Exhibit A

WRITTEN CONSENT OF STOCKHOLDERS OF
INTERPHARM HOLDINGS, INC. HAVING
REQUISITE VOTING POWER TO APPROVE SPECIFIED ACTIONS

Adopted May 25, 2006

THE UNDERSIGNED, being the holders of (a) an aggregate of 18,700,730 shares of Common Stock, $.01 par value (“Common Stock”), of Interpharm Holdings, Inc., a Delaware corporation (the "Corporation”), and (b) an aggregate of 1,464,566 shares of Series K Convertible Preferred Stock, $.01 par value, of the Corporation (“Series K Stock”), holding shares of Common Stock and Series K Stock having collectively 50,074,605 of the 63,774,494 total votes that could be cast by the holders of Common Stock and Series K Stock voting as a single class with respect to each of the following matters, (c) the holder of a 3,875 shares of Series A 10% Cumulative Convertible Preferred Stock, $.01 par value, of the Corporation (“Series A Stock”), constituting a majority of the outstanding shares of Series A Stock and (d) the holder of 1,458 shares of Series B Convertible Preferred Stock, $.01 par value, of the Corporation (“Series B Stock”), constituting all of the outstanding shares of Series B Stock, hereby adopt the following resolutions by written consent pursuant to Section 228 of the Delaware General Corporation Law, as if duly adopted at a duly called and noticed meeting:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended in the following respects:

A. The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is ONE HUNDRED AND SIXTY MILLION (160,000,000) of which ONE HUNDRED FIFTY MILLION (150,000,000) shall be Common Stock, par value $.01 per share, and TEN MILLION (10,000,000) shall be Preferred Stock, par value $.01 per share.”

B. Effective immediately upon the filing of an Amended and Restated Certificate of Incorporation of the Corporation which shall give effect to the amendments provided for herein or an amendment to the Certificate of Incorporation (the “Amendment”), each outstanding share of the Corporation’s Series A 10% Cumulative Convertible Preferred Stock, $.01 par value (“Series A Stock”) shall be automatically converted into two shares of the Corporation’s Common Stock, $.01 par value and, there then being no issued or outstanding shares of Series A Stock and it being the intention of the Board of Directors that no further shares of Series A Stock will be issued subject to the Certificate of Powers, Designations of the Series A Stock (the “Series A COD”), there shall be eliminated from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Powers, Designations of the Series A Stock with respect to such series of stock.

C. Effective immediately upon the filing of the Amendment, each outstanding share of the Corporation’s Series B Convertible Preferred Stock, $.01 par value (“Series B Stock”) shall be automatically converted into one share of the Corporation’s Common Stock, $.01 par value and, there then being no issued or outstanding shares of Series B Stock and it being the intention of the Board of Directors that no further shares of Series B Stock will thereafter be issued subject to the Certificate of Powers, Designations of the Series B Stock (the “Series B COD”), there shall be eliminated from the Certificate of Incorporation of the Corporation all matters set forth in the Series B COD with respect to such series of stock.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent on the 25th day of May, 2006.

HOLDERS OF COMMON STOCK AND SERIES K STOCK

/s/ Mona Rametra
Mona Rametra

/s/ Perry Sutaria
Perry Sutaria

/s/ Raj Sutaria
Raj Sutaria

/s/ Ravi Sutaria
Ravi Sutaria

P&K HOLDINGS, LLC

By:	/s/ Perry Sutaria
Perry Sutaria, Manager

RAMETRA HOLDINGS I, LLC

By:	/s/ Perry Sutaria
Perry Sutaria, Manager

RAJS HOLDINGS I, LLC

By:	/s/ Perry Sutaria
Perry Sutaria, Manager

RAVIS HOLDINGS I, LLC

By:	/s/ Perry Sutaria
Perry Sutaria, Manager

HOLDER OF CLASS A STOCK

GUZOV OFSINK, LLC

By:	/s/ Darren Ofsink
Darren Ofsink, Member

HOLDER OF CLASS B STOCK

By:	/s/ Kenneth Cappel
Kenneth Cappel, as Attorney-in- Fact for Surinder Rametra